UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 24, 2007

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cleveland-Cliffs Inc published a news release dated May 24, 2007 as follows:

Cleveland-Cliffs Announces Adjustment to Preferred Stock Conversion Rate

Cleveland, OH—May 24, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced the conversion rate of its 3.25% redeemable cumulative convertible perpetual preferred stock has been adjusted to 66.1881 common shares per share of preferred stock, effective May 21, 2007. The new conversion rate equates to a conversion price of $15.11 per common share.

The preferred stock’s conversion rate is subject to adjustment in certain circumstances, including payment of cash dividends to holders of Cliffs’ common stock. As a result of the $0.125 per share common dividend being paid on June 1, 2007, the conversion rate adjustment being announced today was triggered.

As previously announced, due to the satisfaction of a condition to the conversion right of the holders of the preferred stock, it may be surrendered for conversion at any time during the fiscal quarter ending June 30, 2007.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. It also has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the company are available on the Internet at:
http://www.cleveland-cliffs.com
SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

May 25, 2007	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary